UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2012

RailAmerica, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32579	65-0328006
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7411 Fullerton Street, Suite 300, Jacksonville, Florida		32256
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	800-342-1131

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 14, 2012, RailAmerica, Inc. (the "Company") issued a press release announcing the inital results of its previously announced cash tender offer to purchase up to $444,000,000 in aggregate principal amount of its outstanding 9.25% Senior Secured Notes due 2017 for notes tendered and not withdrawn by the early tender date. The early tender date for the cash tender offer was 5:00 p.m., New York City time, on Tuesday, February 14, 2012, with holders of approximately $513 million aggregate principal amount of notes having validly tendered their notes. The Company plans to accept for purchase the maximum aggregate principal amount of notes validly tendered on a pro rata basis that can be purchased, such that the maximum aggregate principal amount of notes purchased in the tender offer will be $444,000,000 (the "Tender Cap Amount"). The Company has reserved the right to increase the Tender Cap Amount without extending withdrawal rights except in limited circumstances where the Company determines additional withdrawal rights are required by law.

A copy of the press release announcing the initial results of the cash tender offer is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RailAmerica, Inc.

February 15, 2012	By:	B. Clyde Preslar

Name: B. Clyde Preslar
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release announcing initial results of previously announced cash tender offer for up to $444 million of 9.25% Senior Secured Notes